Exhibit 10.1

November 13, 2013

Manitex LiftKing, ULC

7135 Islington Avenue

Woodbridge, Ontario

Ladies and Gentlemen:

This letter constitutes a second amendment and restatement of that certain letter agreement by and between COMERICA BANK (“Bank”), a Texas banking association and authorized foreign bank under the Bank Act (Canada), successor in interest by merger to Comerica Bank, a Michigan banking corporation, and MANITEX LIFTKING, ULC, an Alberta corporation (the “Company”), dated on or about December 29, 2006, and an amendment and restatement of that certain letter agreement by and between Bank and Company, dated on or about December 23, 2011, pertaining to certain loans and other credit which Bank has made and/or may from time to time hereafter make available to Company.

In consideration of all present and future loans, advances and other credit from time to time made available by Bank to or in favour of Company, and in consideration of all present and future Liabilities of Company to Bank, Company represents, warrants, covenants and agrees as follows:

1. Definitions.

(a) As used in this Agreement, the following terms shall have the following respective meanings:

“Advance” has the meaning ascribed thereto in the L/C Line of Credit Note.

“Aggregate Contract Advances” means the aggregate of all Advances made by Bank to Company during the term of the Guaranteed Contract from the date of the Guaranteed Contract through to the completion of the Guaranteed Contract and delivery of the goods to the applicable account debtor.

“Agreement” means this Letter Agreement, as the same may be amended from time to time.

“Applicable Interest Rate” has the meaning ascribed thereto in the L/C Line of Credit Note.

“Canadian Benefit Plan” means all material employee benefit plans or arrangements maintained or contributed to by a Person that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of such Person participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Borrowing Base Certificate” shall have the meaning given to it in the Credit Agreement.

“Canadian Dollars” and the sign “C$” means the lawful money of Canada.

“Canadian Pension Plan” means all plans and arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standard statute and/or regulation in Canada established, maintained or contributed to by a Person for its employees or former employees.

“Canadian Revolving Credit” shall have the meaning given to it in the Credit Agreement.

“Canadian Revolving Credit Obligations” means any and all indebtedness, obligations and liabilities of the Company to Bank, as Canadian Lender (as defined in the Credit Agreement), under the Canadian Revolving Credit.

“Cash Collateralize” means to deliver cash collateral to the Bank, in an amount equal to one hundred percent (100%) of the aggregate face amount of each outstanding EDC Letter of Credit, as applicable, to be held as cash collateral for outstanding EDC Letters of Credit, pursuant to documentation reasonably satisfactory to the Bank.

“Corporate Guarantor” means, jointly and severally, Manitex International, Inc., a Michigan corporation and Manitex, LLC, a Delaware limited liability company

“Credit Agreement” means the credit agreement dated as of the August 19, 2013 by and among Manitex, Inc., a Texas corporation, Manitex Sabre, Inc., a Michigan corporation, Badger Equipment Company, a Minnesota corporation, Manitex Load King, Inc., a Michigan corporation, Corporate Guarantor, Company, Liftking, Inc., a Michigan corporation, the financial institutions from time to time signatory thereto, Comerica Bank, a Texas banking association, in its capacity as US Agent (as defined in the Credit Agreement), for and on behalf of the US Lenders (as defined in the Credit Agreement), Comerica Bank, a Texas banking association and authorized foreign bank under the Bank Act (Canada), in its capacity as the Canadian Agent (as defined in the Credit Agreement), for and on behalf of the Canadian Lenders (as defined in the Credit Agreement).

“Debt” means as of any applicable time of determination thereof, any liability of a Person at such time, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, as determined in accordance with GAAP.

“Default” means any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Disbursement Date” means each date upon which the Bank makes an Advance or issues and EDC Letter of Credit to the Borrower.

“EDC” means Export Development Canada, a corporation established by an Act of the Parliament of Canada.

“EDC Cost” means the amount charged by EDC to the Bank in connection with the issue of an EDC Guarantee.

“EDC Guarantee” means the guarantee provided by EDC under their export guarantee program which guarantee is in full force and effect with a scheduled maturity date more than 45 days after the date of the first Request for Advance submitted for a Guaranteed Contract for which no previous Request for Advance was submitted, which guarantee may be amended, extended, restated or replaced from time to time.

“EDC L/C Guarantee” means a guarantee issued by the EDC whereby EDC guarantees to Bank 100% of the reimbursement obligations of Borrower under an EDC Letter of Credit, in form and content satisfactory to Bank.

“EDC Letter of Credit” means a letter of credit issued under the EDC Letter of Credit Facility.

“EDC Letter of Credit Facility” means the letter of credit facility in the EDC Letter of Credit Facility described in Section 2(c)(i) of this Agreement.

“EDC Letter of Credit Facility Amount” means Two Million Canadian Dollars (C$2,000,000) or the Equivalent Amount in US Dollars.

“EDC Letter of Credit Fee” means a fee equal to the EDC Cost plus 3.25%, per annum calculated against the face amount and over the term of each EDC Letter of Credit.

“EDC Letter of Credit Obligations” means, at any time, an amount equal to the sum of (a) the aggregate of the then undrawn and unexpired amount of all then outstanding EDC Letters of Credit and (b) the aggregate amount of drawings under all EDC Letters of Credit which have not been reimbursed by Borrower.

“Effective Date” means November 13, 2013.

“Environmental Laws” means all statutes, laws, codes, ordinances, rules, regulations, judgments. orders, decrees and directives issued by any federal, state, provincial, local, municipal, foreign or other governmental or quasi- governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to hazardous or toxic materials, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so- called “superfund” or “superlien” law pertaining to hazardous or toxic materials on or about any property at any time owned, leased or otherwise used by the Company, or any portion thereof; including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, provincial, local, municipal or foreign statute, law, ordinance, code, rule, regulation, judgment, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Equivalent Amount” has the meaning ascribed thereto in the Specialized Equipment Export Master Note.

“Event of Default” means the occurrence or existence of any of the conditions or events set forth in Section 7 of this Agreement.

“Financed Goods” means the goods which are the subject of the applicable Guaranteed Contract.

“GAAP” means generally accepted accounting principles in effect in the US from time to time, consistently applied, as modified by the Financial Accounting Standards Board.

“Guaranteed Contract” means a contract for the manufacture of specialized transporters or other equipment for export from Canada which is guaranteed by the EDC Guarantee.

“Hazardous Materials” means all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in any applicable Environmental Law.

“Liabilities” means (i) any and all indebtedness, obligations and liabilities of the Company to the Bank arising under this Agreement, the Specialized Equipment Export Master Note and any other document and instrument relating to the Specialized Equipment Export Facility; and (ii) the Canadian Revolving Credit Obligations, which Canadian Revolving Credit Obligations, and all terms and conditions under the Credit Agreement related thereto, are incorporated herein by reference.

“L/C Line of Credit Note” means the master revolving demand note, in the original principal amount of US$2,000,000 (or the Equivalent Amount in Canadian Dollars), executed and delivered by Company to Bank, dated as of November, 13, 2013, as same may be extended, amended, modified, and/or restated from time to time.

“Loan Documents” means this Agreement and any and all promissory notes, instruments, documents, guarantees, security agreements, financing statements and agreements at any time evidencing, governing, securing or otherwise relating to any of the Liabilities.

“Material Adverse Effect” means (a) any materially adverse effect with respect to the operations, business, properties, assets, nature of assets, liabilities (contingent or otherwise), financial condition or prospects of Company; or (b) any facts or circumstance which singly or in the aggregate create a reasonable likelihood that the Bank will be rendered unable to enforce in any rights or remedies purported to be granted it under any of the Loan Documents.

“Maximum L/C Revolving Amount” means US$2,000,000 or the Equivalent Amount in Canadian Dollars.

“Person” or “person” means any individual, corporation, partnership, unlimited liability company, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, a government, or any agency or political subdivision thereof, or any other entity of any kind.

“Request for Advance” means a request for advance issued by Company under the Specialized Equipment Export Master Note in the form attached thereto.

“Scheduled Payment Date” means the date corresponding to (i) sixty (60) days after the Company ships the Financed Goods to, or as directed by, the purchaser of the Financed Goods, or (ii) five (5) Business Days after the Company receives payment in full for such Financed Goods.

“Specialized Equipment Export Facility” means that revolving loan facility provided by Bank to Company, available in Canadian and/or US Dollars, to finance the costs of material and labour of certain contracts for the manufacture of specialized transporters or other equipment for export from Canada.

“Specialized Equipment Export Master Note” means the second amended and restated specialized equipment export master revolving note, in the original principal amount of US$3,000,000 (or the Equivalent Amount in Canadian Dollars), executed and delivered by Company to Bank, dated as of November 13, 2013, as same may be extended, amended, modified, and/or restated from time to time.

“US Dollars” and the sign “US$” means the lawful money of the United States of America.

(b) Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

2. Each loan, advance or other extension of credit made by Bank to or otherwise in favour of Company shall be evidenced by and subject to a promissory note or other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Company to Bank, including but not limited to:

(a) Specialized Equipment Export Facility. The Specialized Equipment Export Facility pursuant to which Bank has made available to Company revolving advances evidenced by the Specialized Equipment Export Master Note providing the terms for the interest, principal, payments, maturity, advance procedures under the Specialized Equipment Export Facility and subject to the following terms and conditions:

(i) proceeds of the Specialized Equipment Export Facility may only be utilized to fund the costs of material and labour under a Guaranteed Contract or to fund an EDC L/C Advance;

(ii) the EDC Guarantee must be in full force and effect and/or the EDC L/C Guarantee with respect to any EDC L/C Advance;

(iii) a Request for Advance must be submitted to Bank at least 45 days prior to the expiration date of the EDC Guarantee;

(iv) a Request for Advance must contain all receipts, invoices, documents and calculations as required under the Specialized Equipment Export Master Note;

(v) the aggregate advances under any Guaranteed Contract shall not exceed 90% of the material costs and labour incurred in connection with such Guaranteed Contract or 90% of the purchase price provided in the Guaranteed Contract;

(vi) the principal amount of the Aggregate Contract Advances under a Guaranteed Contract shall be due and payable, with all accrued interest applicable thereon, on the Scheduled Payment date; and

(vii) all terms conditions and requirements as set forth in the Specialized Equipment Export Master Note.

(b) L/C Line of Credit. Subject to the terms and conditions of this Agreement, Bank may, acting in its sole discretion, make loans in the form of EDC Letters of Credit to Borrower on a revolving basis in such amount as Borrower shall request in accordance in accordance with the terms and conditions set forth in this Agreement at any time from the Effective Date until demand (unless sooner accelerated pursuant to the terms of this Agreement), up to an aggregate principal amount outstanding at any time not to exceed the lesser of the Maximum L/C Revolving Amount, provided that each Disbursement Date under this Agreement must be a Business Day. Advances under the L/C Line of Credit are only available by way of EDC Letters of Credit.

(c) EDC Letter of Credit Facility.

(i) Establishment of EDC Letter of Credit Facility. Subject to the terms and conditions of this Agreement, Bank agrees to make available to Borrower the EDC Letter of Credit Facility in an amount up to the EDC Letter of Credit Facility Amount for the purpose of issuing stand-by letters of credit and documentary letters of credit to certain customers. Each EDC Letter of Credit shall have an initial expiration date not later than one (1) year from its date of issuance (subject to renewals). All amounts outstanding under the EDC Letter of Credit Facility are payable on demand.

(ii) Conditions to Issuance of EDC Letters of Credit. No EDC Letter of Credit shall be issued pursuant to Section 2(c)(i) hereof unless, as of the requested date for issuance:

(1)	after giving effect to such issuance of any such EDC Letter of Credit, the aggregate EDC Letter of Credit Obligations would not exceed the EDC Letter of Credit Facility Amount;

(2)

the Borrower has delivered to Bank, not less than five (5) Business Days prior to the date for issuance, the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed letter of credit shall be satisfactory to Bank;

(3)	the execution of the Letter of Credit Agreement with respect to the letter of credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of Borrower;

(4)

no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Bank from issuing the letter of credit, and no law, rule, regulation, request or directive (whether or not having the force of law) of or from any governmental authority shall prohibit or request that Bank refrain from issuing, the letter of credit requested or letters of credit generally;

(5)	Bank shall have received the issuance fee required in connection with the issuance of such letter of credit pursuant to Section 2(c)(iv);

(6)	Bank has received an EDC Guarantee; and

(7)

all of the conditions set forth in paragraph (c) of this Section 2 are satisfied as of the date of such request and shall be satisfied as of the date requested for issuance of such EDC Letter of Credit.

Each Letter of Credit Agreement submitted to Bank pursuant hereto shall constitute the certification by Borrower of the matters set forth in this Section 2(c)(ii) (1) through (7)

(iii) Draws Under EDC Letters of Credit.

(1)

Upon receipt of any draw against an EDC Letter of Credit, Bank shall promptly notify Borrower of the amount of such draw and the date for payment of such draw. Borrower hereby agrees to deposit with Bank, on the third (3rd) Business Day subsequent to such notice, funds sufficient to pay all EDC Letter of Credit Obligations with respect to such draw (“EDC Drawing Payment”).

(2)

In the event that Borrower fails to make the applicable EDC Drawing Payment (i) the amount of such EDC Drawing Payment shall become an Advance (in the currency in which the drawing was made) (“EDC L/C Advance”) provided that, in the event that the drawing was made in a currency other than Canadian Dollars or US Dollars, the amount of such EDC L/C Advance shall be the Equivalent Amount in Canadian Dollars; (ii) the EDC L/C Advance shall bear interest at the Applicable Interest Rate then in effect, which interest shall be payable on demand; and (iii) Borrower shall not be entitled to request the issuance of EDC Letters of Credit, until Bank has received the applicable EDC Drawing Payment indefeasibly in full amount together with any accrued interest, fees and /or, as applicable any currency exchange amounts.

(iv) EDC Letter of Credit Fees. Borrower shall pay to Bank letter of credit fees upon the date of issuance of each EDC Letter of Credit in the amount equal to the EDC Letter of Credit Fee. Such fees shall be assessed for the actual number of days from the date of issuance until the date of expiration of such letter of credit.

(v) Standard Fees. In connection with the letters of credit, Borrower will pay Bank, letter of credit issuance fees and standard administration, payment and cancellation charges assessed by Bank, at the times, in the amounts customarily charged by Bank at such time with respect to its letters of credit generally.

(vi) Obligations Irrevocable. The obligations of Borrower to make payments with respect to EDC Letter of Credit Obligations under Sections 2(c)(iv) and 2(c)(v) hereof shall be irrevocable and not be subject to any qualification or exception whatsoever, including:

(1) invalidity or unenforceability of this Agreement or any of the other Loan Documents or any of their provisions;

(2) the existence of any claim, set-off, defense or other right which Borrower may have against a beneficiary named in a letter of credit, or any other Person;

(3) any draft, certificate or any other document presented in connection with an EDC Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, except to the extent resulting from the willful misconduct or gross negligence on the part of Bank;

(4) the occurrence of any Default or Event of Default;

(5) payment by Bank under any EDC Letter of Credit against presentation of a draft or accompanying certificate which does not strictly comply with the terms of the Letter of Credit (unless such payment resulted from the gross negligence or wilful misconduct of the Bank) including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(6) any failure, omission, delay or lack on the part of Bank or any party to this Agreement or any of the Loan Documents to enforce, assert or exercise any right, power or remedy conferred upon Bank or any such party under this Agreement or any Loan Documents, or any other acts or omissions on the part of Bank or any such party;

(7) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Borrower; the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangements, composition with creditors or readjustment or other similar proceedings affecting Borrower, or any of its assets, or any allegation or contest of the validity of this Agreement or any of the Loan Documents, in any such proceedings; and

(8) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, and any other event or action that would, in the absence of this clause and other than as a result of the misconduct or gross negligence of Bank, result in the release or discharge by operation of law of Borrower from the performance or observance of any obligation, covenant or agreement contained in this Agreement or any of the Loan Documents.

(vii) Indemnification. Borrower agrees to indemnify, defend and hold Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Bank may incur (or which may be claimed against Bank by any Person) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any EDC Letter of Credit; provided, however, that Borrower shall not be required to indemnify Bank pursuant to this Section 2(c)(vii) for claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful and wrongful failure or willful and wrongful misconduct or gross negligence of Bank. Nothing in this Section 2(c)(vii) is intended nor shall be deemed to limit, reduce or otherwise affect in any manner whatsoever the reimbursement obligations of Borrower contained in Sections 2(c)(iv) and 2(c)(v) hereof.

(d) General Conditions to Advances and Issuance of EDC Letters of Credit under 2(b) and 2(c). The obligations of Bank to make any Advance or issue any EDC Letter of Credit, in addition to all other conditions provided herein, are subject to the following conditions:

(i) Bank shall not know or have any reason to believe that, as of such Disbursement Date:

(1)	Any Default or Event of Default has occurred and is continuing:

(2)	Any warranty or representation set forth in Section 6 of this Agreement shall not be true and correct; or

(3)

Any provision of law, any order of any court or other agency of government or any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement, the Loan Documents, or the other documents contemplated hereby.

(e) Canadian Revolving Credit. Subject to the terms and conditions of the Credit Agreement, Comerica Bank as a Canadian Revolving Lender shall make available to Borrower advances of the Canadian Revolving Credit. The Credit Agreement shall govern all terms, conditions and provisions pertaining to the Canadian Revolving Credit and nothing provided herein shall amend or modify the terms thereof. The Canadian Revolving Credit Obligations are outstanding under the Credit Agreement and the reference to such Canadian Revolving Credit Obligations hereunder is not intended to create a new or separate obligation but is only referenced hereunder to detail all obligations of Borrower owing to Bank in all agreements which include Borrower and Bank as parties.

3. Company hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Liabilities remain unpaid and outstanding:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which Company is a party or by which it is otherwise bound, are within Company’s corporate powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Company’s organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by Company, or by which Company is otherwise bound, will be valid and binding and legally enforceable against Company in accordance with their terms, subject to limitations as to enforceability that might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(b) The execution, delivery and performance of this Agreement and any other Loan Documents required under or contemplated by this Agreement to which Company is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Company, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any lien, hypothec or encumbrance of any nature whatsoever upon any of the property or assets of Company, except to or in favour of Bank.

(c) No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Company, or any of its members, is threatened against Company which might have a Material Adverse Effect.

(d) There are no security interests in, liens, hypothecs, mortgages, or other encumbrances on any of Company’s property or assets, except Permitted Encumbrances (as hereinafter defined).

(e) There exists no Default or Event of Default under any of the Liabilities.

(f) The most recent financial statements with respect to Company delivered to Bank fairly present the financial condition of Company as of the date thereof and for the period(s) covered thereby in accordance with GAAP without footnotes, and since September 30, 2006, there has been no material adverse change in the condition (financial or otherwise) of Company.

(g) Company has not used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by Company or upon which Company has a place of business (collectively and severally, the “Property”) in any manner which violates, in any material respect, any Environmental Laws; and to the best of Company’s knowledge, no prior owner, occupant or operator of any of the Property, or any current or prior owner, occupant or operator thereof, has used any Hazardous Materials on or affecting the Property in any manner which violates, in any material respect, any Environmental Law(s). Company has never received any notice of any violation of any Environmental Laws, and to the best of Company’s knowledge, there have been no actions commenced or threatened by any party against Company or any of the Property for non-compliance with any Environmental Laws.

4. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favour of Company, and so long as any Liabilities remain unpaid and outstanding, Company covenants and agrees that it shall:

(a) Furnish to Bank, or cause to be furnished to Bank, in each case, in form and detail and on a reporting basis satisfactory to Bank, the following:

(i) Company shall include a detailed list of all Financed Goods and all related account debtors and Accounts derived from the sales of Financed Goods in the Canadian Borrowing Base Certificate;

(ii) Intentionally Deleted;

(iii) as soon as available, and in any event not later than twenty five (25) days after and as of the end of each month, a progress report for each Guaranteed Contract executed by the chief executive or chief financial officer of Company, detailing the anticipated delivery date of the Financed Goods, the aggregate material and labour costs as of the date of such report, total deposits and/or instalment payments received from purchaser and copies of any amendment s to the Guaranteed Contract;

(iv) as soon as possible after becoming aware of the occurrence or existence of any default or event of default under a Guaranteed Contract or any anticipated inability to comply with the material terms of a Guaranteed Contract, and in any event, (x) within five (5) business days of such default Company shall provide Bank with verbal notice of such default, and (y) within ten (10) business days of such default Company shall provide Bank with a written statement of an officer of the Company setting forth the details of such default, event of default or non-compliance with material terms and the action which Company has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto; and

(v) as soon as possible after becoming aware of the occurrence or existence of any Default or Event of Default, and in any event, (x) within five (5) business days of such Default or Event of Default Company shall provide Bank with verbal notice of such Default or Event of Default, and (y) within ten (10) business days of such Default or Event of Default Company shall provide Bank with a written statement of an officer of the Company setting forth the details of such Default or Event of Default, and the action which Company has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto; and

(vi) promptly, at such times as Bank may reasonably require, in form and detail reasonably satisfactory to Bank, such other information and reports as may be required under the terms of any Loan Documents or as Bank may request from time to time.

(b) Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those financial statements to be delivered to Bank pursuant to Section 4(a) above) prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times and intervals, to visit all of Company’s offices and to make inquiries as to Company’s financial matters with its officers, employees, and independent certified public accountants; and permit Bank. through Bank’s authorized attorneys, accountants and representatives, to inspect, audit and examine Company’s books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, twice each year, on reasonable notice, and at all reasonable times during normal business hours. Company shall reimburse Bank for all costs and expenses incurred by Bank in connection with such semi-annual inspections, examinations and audits, and shall pay to Bank such fees as Bank may charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Company and Bank; provided that the limitation on payment and the number of audits shall not apply following the occurrence and during the continuance of an Event of Default.

(c) Keep its insurable properties (including, without limitation, any collateral at any time securing all or any part of the Liabilities) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under an “all- risk” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Company, (ii) necessary workers’ compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Bank, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods. All such policies shall contain a provision whereby they may not be cancelled or materially amended except upon thirty (30) days’ prior written notice to Bank. Company will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. If Company fails to maintain satisfactory insurance as herein provided, Bank shall have the option (but not the obligation) to do so, and Company agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Liabilities, all amounts so expended by Bank.

(d) Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature properly and lawfully levied, assessed or imposed upon Company and/or its property, except to the extent being contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank. If Company fails to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, Bank shall have the option (but not the obligation) to do so, and Company agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Liabilities, all amounts so expended by Bank.

(e) Do or cause to be done all things necessary to preserve and keep in full force and effect Company’s corporate existence, rights and franchises and comply with all applicable laws; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition to the extent they are needed in the ordinary course of the Company’s business; and from time to time make, or cause to be made, all needed and necessary proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(f) To the extent applicable, ensure that at all times each Canadian Pension Plan and Canadian Benefit Plan is administered in a timely manner in all respects in accordance with applicable plan text, funding agreements, the Income Tax Act (Canada) and other applicable laws.

(g) Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Company, or of any circumstance or condition which requires or may require a financial contribution by Company, or a clean-up, removal, remedial action or other response by or on behalf of Company under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Company for any violation or alleged violation of any Environmental Law(s) by Company. Company hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all losses, damages, suites, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by Company, or in any way related to any property owned or operated by Company, or due to any acts of Company, or any of its officers, directors, shareholders, employees, consultants and/or representations; provided, however, that the foregoing indemnification shall not be applicable, and Company shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or wilful misconduct of Bank or any of Bank’s past, present and future officers, directors, shareholders, employees, representatives or consultants.

(h) Maintain all of its bank accounts with Bank.

5. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favour of Company, and so long as any Liabilities remain unpaid and outstanding, Company covenants and agrees that it shall not, without the prior written consent of Bank:

(a) Issue any additional stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing.

(b) Purchase, redeem, retire or otherwise acquire any of its capital stock, or make any commitment to do so.

(c) Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Encumbrances”):

(i) existing liens, hypothecs, mortgages, security interests and encumbrances to the extent set forth on attached Schedule 5(c) attached hereto;

(ii) Permitted Liens (as defined under the Credit Agreement).

(d) Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except for (i) the Liabilities, (ii) Indebtedness (as defined in the Credit Agreement) as permitted under the Credit Agreement, and (iii) existing indebtedness to the extent set forth on attached Schedule 5(d) attached hereto.

(e) Make loans, advances or extensions of credit to any Person, except sales on open account in the ordinary course of business.

(f) Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except (i) guaranties in favour of Bank and Bank as agent for and on behalf of the Canadian Revolving Credit Lenders (as defined in the Credit Agreement); (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection; and (iii) obligations of any parent, subsidiary or otherwise related company.

(g) Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

(h) Sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets, except as to the sale of inventory or other assets in the ordinary course of business; (ii) change its name, consolidate with or merge into any other Person, permit any other Person to merge into it; (iii) acquire all or substantially all the properties or assets of any other Person; (iv) enter into any reorganization or recapitalization, or reclassify its membership interests; or (v) enter into any sale-leaseback transaction.

(i) Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) which may result in a liability of Company to any Person.

(j) Furnish Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

(k) Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favour of Company, to the purchase or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

6. An “Event of Default” shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

(a) Company shall fail to pay the principal of or interest on or shall otherwise fail to pay any other amount owing by Company to Bank, when due, under any of the Liabilities;

(b) any representation, warranty, certification or statement made or deemed to have been made by Company herein, or by any other Person (including, without limit, Company) in any certificate, financial statement or other document or agreement delivered by or on behalf of Company in connection with the Liabilities or any of the Loan Documents, shall prove to be untrue in any material respect;

(c) Company shall fail to observe or perform in any material respect any condition, covenant or agreement of Company set forth in Section 4(c) or Section 5;

(d) Company shall fail to observe or perform any condition, covenant or agreement of Company set forth in Section 4(a) and such failure shall continue for ten (10) days;

(e) Company shall fail to observe or perform any other condition, covenant or agreement of Company set forth in any other provisions of this Agreement (other than as provided in subparagraphs (a), (b), (c) and (d) above) and such failure shall continue for thirty (30) days after the earlier of (i) the day the Company became aware of such condition or noncompliance, or (ii) the day notice thereof was sent by Bank to Company;

(f) Company shall fail to observe or perform any condition, covenant or agreement of Company set forth in any other Loan Document (other than as provided in subparagraphs (a), (b), (c) and (d) above), and such default shall remain unremedied or uncured beyond thirty (30) days after the earlier of (i) the day the Company became aware of such condition or noncompliance, or (ii) the day notice thereof was sent by Bank to Company;

(g) if there shall be any change, for any reason whatsoever, in the ownership or control of Company which, in the sole reasonable discretion or Bank, could result in a material adverse effect upon Company’s business, assets or operations;

(h) if a Default (as such term is defined in the Credit Agreement) or an Event of Default (as such term is defined in the Credit Agreement) occurs under the Credit Agreement;

(i) if there shall be rendered against Company one or more judgments or decrees involving an aggregate liability of C$500,000.00 or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 30 days, whether or not consecutive; or if a writ of attachment or garnishment against the property of Company shall be issued and levied in an action claiming C$500,000.00 or more and not released or appealed and bonded in an amount and manner satisfactory to Bank within 30 days after such issuance and levy;

(j) if Company shall voluntarily suspend transaction of its business; or if Company shall not pay its debts as they mature, except for ordinary trade payables, or shall make a general assignment for the benefit of creditors; or the commencement or acquiescence of Company of or in proceedings for substantive relief in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation or other similar proceedings (including, without limitation, proceedings under the Bankruptcy Code, Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act  (Canada), the Companies’ Creditors Arrangement Act (Canada), or other similar federal, state or provincial legislation) including, without limitation, the filing of a proposal or plan of arrangement or a notice of intention to file same, or proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to Company or all or any substantial part of the assets of Company, or any similar relief which has not been dismissed or stayed within 30 days;

(k) if the EDC Guarantee and/or EDC L/C Guarantee cease for any reason to be in full force and effect, or mature and are not extended, or any event of default occurs under the EDC Guarantee or the EDC L/C Guarantee, while any advances remain outstanding under the Specialized Equipment Export Facility or the EDC Letter of Credit Facility; or

(l) upon the occurrence or existence of any “Default” or “Event of Default”, as the case may be, set forth in any other Loan Document with Bank.

7. Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may give notice to Company declaring all outstanding Liabilities to be due and payable, whereupon all such Liabilities then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make loans or otherwise extend credit to or in favour of Company shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Personal Property Security Act (Ontario) or other applicable law (including public or private sate), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Liabilities, whether due or not, in any manner or order Bank elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether by agreement, by law, or otherwise.

8. Company’s compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all Liabilities which may be on a demand basis at the time of such demand, in Bank’s sole and absolute discretion exercised using commercial reasonableness, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Liabilities.

9. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Company hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy.

10. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

11. All covenants, agreements, representations and warranties by or on behalf of Company made in connection with this Agreement and any other Loan Documents shall survive the borrowing hereunder or thereunder and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Company pursuant hereto shall constitute representations and warranties by Company.

12. This Agreement may be executed and delivered in any number of counterparts, each of which taken together constitute one and the same instrument.

13. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement.

14. Company agrees that it will pay all costs and expenses incurred by Bank in connection with preparation of this Agreement and any other Loan Documents, including, without limitation, reasonable attorney’s fees and disbursements of counsel for the Bank.

15. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Company shall not assign or transfer any of its rights or obligations hereunder or otherwise in respect of any of the Liabilities without the prior written consent of Bank.

16. COMPANY AND BANK, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LIABILITIES.

[Signature Page Follows]

If the foregoing is acceptable to Company, please indicate such with the authorized signature of Company as provided below.

Very truly yours,

COMERICA BANK, a Texas banking association and authorized foreign bank under the Bank Act (Canada)

By:	/s/ Omer Ahmed
Omer Ahmed
Its:	Portfolio Manager

ACCEPTED AND AGREED:

MANITEX LIFTKING, ULC

By:	/s/ Andrew M. Rooke
Andrew M. Rooke
Its:	Vice President

Dated as of the Effective Date.

Schedule 5(c)

Permitted Encumbrances

1.	Purchase Money Security Interest in certain items in favour of Manitou Americas, Inc. (f/k/a Gehl Company) pursuant to Ontario PPSA file number 636045921.

Schedule 5(d)

Existing Indebtedness

None